Exhibit 10.10

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of June 24, 2015, is by and between 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), and 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”).

RECITALS

WHEREAS, in connection with the proposed initial public offering of Class A Shares of the Partnership (the “IPO”), the Partnership intends to use $393,750,000.00 of the net proceeds from the IPO to make a capital contribution to the Operating Company in exchange for 20,000,000 common units of the Operating Company (the “Operating Company Common Units”) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1	Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Limited Liability Company Agreement.

1.2	“Action” has the meaning set forth under Section 8.2.

1.3	“Agreement” has the meaning set forth in the preamble.

1.4	“Closing” means the closing of the issuance of the Operating Company Common Units by the Operating Company to the Partnership under this Agreement.

1.5	“Closing Date” means the closing date of the IPO.

1.6	“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, as it may be amended, supplemented or restated from time to time.

1.7	“Partnership” has the meaning set forth in the preamble.

1.8	“Operating Company” has the meaning set forth in the preamble.

1.9	“Securities Act” means the U.S. Securities Act of 1933, as amended.

2.	PURCHASE OF OPERATING COMPANY COMMON UNITS

2.1	On the Closing Date, (i) the Partnership will make a capital contribution to the Operating Company of $393,750,000.00 and (ii) the Operating Company will issue to the Partnership 20,000,000 Operating Company Common Units.

3.	CLOSING

3.1	At the Closing, each of the Partnership and the Operating Company shall take, or cause to be taken, all such actions and shall execute and deliver, or cause to be executed and delivered, all such documents (within its power to do so) required to effect the issuance of Operating Company Common Units to the Partnership as provided herein.

3.2	At least one Business Day prior to the Closing Date, the Operating Company shall deliver to the Partnership instructions designating the account or accounts to which the capital contribution shall be deposited by federal funds wire transfer on the Closing Date.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Organization; Authority; Valid and Binding Agreement. Each of the parties hereby represents and warrants to the other, as of the date hereof and as of the Closing Date, that (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has the corporate or other similar power and authority, and has taken all necessary corporate or other similar action, as applicable, to authorize, execute, deliver and perform its obligations under this Agreement, (iii) this Agreement has been duly executed and delivered by it, (iv) this Agreement, when executed and delivered by such party, assuming due execution and delivery hereof by the other party hereto, is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally and (v) the execution, delivery and performance by it of this Agreement does not (a) require any material governmental filing or governmental approval or any material consent or approval of such party’s stockholders, partners, members or any other third parties, except for such filings that have been, or will as promptly as reasonably practicable hereafter be, made and such consents or approvals that have been obtained, or will as promptly as reasonably practicable hereafter be sought, or (b) materially violate or conflict with, result in a material breach of, or constitute a material default under any of its organizational documents or any agreements by which it is bound.

4.2	Additional Representations and Warranties of the Operating Company. The Operating Company hereby further represents and warrants to the Partnership, as of the date hereof and as of the Closing Date, that the Operating Company Common Units to be issued to the Partnership hereunder have been duly authorized and, when issued and delivered by the Operating Company pursuant to the Limited Liability Company Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Limited Liability Company Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware Limited Liability Company Act).

4.3	Additional Representations and Warranties of the Partnership.

(a)

The Partnership hereby further represents and warrants, as of the Closing Date, that the Partnership shall have available funds sufficient to make the capital contribution to the Operating Company as contemplated herein, subject to the understanding of the parties that such capital contribution shall be funded solely through the net proceeds received by the Partnership from the sale of its Class A Shares to the underwriters in the IPO.

(b)	The Partnership further hereby represents and warrants to the Operating Company, as of the date hereof and as of the Closing Date, that (i) the Operating Company Common Units it is acquiring under this Agreement are being acquired for its own account and not with a view to any offering or distribution within the meaning of the Securities Act and any applicable state securities laws, (ii) it has no present intention of selling or otherwise disposing of such Operating Company Common Units or any portion thereof in violation of such laws, (iii) it has sufficient knowledge and expertise in financial and business matters so as to be capable of evaluating the merits and risks of acquiring such Operating Company Common Units and (iv) it understands that such Operating Company Common Units (a) have not been registered under the Securities Act and (b) may not be sold or transferred in the absence of such registration or an exemption from such registration.

4.4	Certain Damages and Remedies. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL, CONSEQUENTIAL OR SIMILAR DAMAGES (INCLUDING LOST PROFITS, LOSS OR CORRUPTION OF DATA OR DAMAGE DUE TO ANY IMPAIRMENT OF OPERATIONS) ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY ASSIGNMENTS OR TRANSFERS MADE OR RIGHTS GRANTED), WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

5.	FURTHER ASSURANCES

5.1	Each of the parties hereto hereby agrees, at its own cost and expense, from and after the date hereof, to do, or cause to be done, all such acts and things, and to execute and deliver, or cause to be executed and delivered, all such documents, notices, instruments and agreements, as may be necessary or desirable to give effect to the provisions and intent of this Agreement.

6.	ENTIRE AGREEMENT

6.1	This Agreement (together with any exhibits, annexes, schedules and the other agreements, documents and instruments (i) incorporated or referenced hereby or delivered in connection herewith or (ii) related to or entered into in connection with the IPO, to the extent relating to the subject matter hereof) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

7.	MISCELLANEOUS

7.1	Counterparts. This Agreement may be executed in counterparts (which may be delivered by facsimile or similar electronic transmission). Each counterpart when so executed and delivered shall be deemed an original, and both such counterparts taken together shall constitute one and the same instrument.

7.2	No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer any legal or equitable rights or remedies hereunder upon any person other than the parties hereto, except as otherwise permitted pursuant to Section 7.3 hereof.

7.3	Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party to this Agreement.

7.4	Legal Enforceability. If any provision of this Agreement is fully or in part invalid, illegal or incapable of being enforced by any rule, law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

7.5	Expenses. Each party shall bear its own expenses in connection with this Agreement, except as otherwise expressly provided herein.

7.6	Amendment, Modification and Waiver. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by each of the Partnership and the Operating Company. Any failure of a party to comply with any obligation or agreement hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action with respect to any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

7.7	Termination. This Agreement shall terminate upon the consummation of the Operating Company’s issuance of Operating Company Common Units set forth herein.

8.	GOVERNING LAW AND JURISDICTION

8.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8.2

Jurisdiction. With respect to any action, claim or proceeding (“Action”) resulting from, relating to or arising out of this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any such Action, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the above courts, (ii) that its property is exempt or immune from attachment or execution in any such Action in the above-named courts, (iii) that such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, (v) that such Action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the parties hereto hereby agrees not to commence any such Action other than before one of the above-named courts. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any person other than the respective parties to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

8point3 Energy Partners LP

By:	8point3 General Partner, LLC,
its general partner

By:	/s/ Charles D. Boynton
	Name:	Charles D. Boynton
	Title:	Chief Executive Officer

8point3 Operating Company, LLC

By:	8point3 Energy Partners LP, its managing member

By:	8point3 General Partner, LLC, its general partner

By:	/s/ Charles D. Boynton
	Name:	Charles D. Boynton
	Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement